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EXHIBIT 4.4

MORTGAGE, SECURITY AGREEMENT,
FIXTURE FINANCING STATEMENT
AND ASSIGNMENT OF LEASES AND RENTS

BY

HEI, INC.

AS MORTGAGOR,

TO

LASALLE BUSINESS CREDIT, INC.

AS MORTGAGEE,

TO SECURE

$3,271,997.00 REIMBURSEMENT OBLIGATION

Dated as of: July 31, 2000

Tax statements for the real property described in this instrument should be sent to: HEI, Inc. 1495 Steiger Lake Lane P.O. Box 5000 Victoria, Minnesota 55386
This instrument was drafted by:
WINTHROP & WEINSTINE, P.A.
3000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402
THE MAXIMUM PRINCIPAL
AMOUNT SECURED BY THE
MORTGAGE IS $3,271,997.00

MORTGAGE, SECURITY AGREEMENT,
FIXTURE FINANCING STATEMENT AND
ASSIGNMENT OF LEASES AND RENTS

    THIS MORTGAGE, SECURITY AGREEMENT, FIXTURE FINANCING STATEMENT AND ASSIGNMENT OF LEASES AND RENTS (the "Mortgage") made as of the 31st day of July, 2000, by HEI, Inc., a Minnesota corporation (the "Mortgagor"), in favor of LaSalle Business Credit, Inc. (the "Mortgagee").

W I T N E S S E T H:

    The City of Victoria, Minnesota (the "Issuer"), has issued those certain $5,625,000 Variable Rate Demand Industrial Development Revenue Bonds, Series 1996A and B (HEI, Inc. Project) (the "Bonds") pursuant to that certain Indenture of Trust (the "Indenture") dated as of April 1, 1996, by and between the Issuer and First Trust National Association, predecessor in interest to U.S. Bank Trust National Association (the "Trustee"); and

    WHEREAS, the Issuer has loaned the proceeds of the Bonds to the Mortgagor pursuant to a Loan Agreement dated as of April 1, 1996 by and between the Issuer and the Mortgagor (the "Loan Agreement"), for the purpose of financing the project described therein (the "Project");

    WHEREAS, in order to provide credit and liquidity enhancement with respect to the Bonds, LaSalle Bank N.A. (the "Bank") has determined to issue its Irrevocable Letter of Credit No. S524151 and its Irrevocable Letter of Credit No. S524150, each for the Mortgagor's account, in the respective original stated amounts of $1,090,666.00 and $2,181,331.00 for the benefit of the Trustee (collectively, the "Credit"), which shall initially expire on April 1, 2002, unless extended or renewed by the Bank; and

    WHEREAS, in order to induce the Bank to issue the Credit, the Mortgagee has agreed to co-sign for and to reimburse the Bank for draws under the Credit, and

    WHEREAS, as a condition of issuance of the Credit, the Bank and the Mortgagee have required that the Mortgagor execute the Reimbursement Agreement dated as of July 31, 2000 for the benefit of the Bank and the Mortgagee (the "Reimbursement Agreement") which requires, among other things, that the Mortgagor reimburse the Bank and the Mortgagee for any and all draws made under the Credit.

    NOW THEREFORE, THIS MORTGAGE FURTHER WITNESSETH, that in consideration of the Bank issuing the Credit for the account of Mortgagor, and the Mortgagee agreeing to co-sign for and to reimburse the Bank for draws under the Credit pursuant to the Reimbursement Agreement, and other good and lawful consideration, the receipt and sufficiency of which are hereby acknowledged, and to secure, and as security for, the payment of principal of and interest on the Obligation of Reimbursement (as that term is defined in the Reimbursement Agreement) and other premiums, penalties and charges due under and pursuant to the Reimbursement Agreement and the performance and observance by the Mortgagor of all of the covenants, agreements, representations, warranties and conditions contained herein, the Mortgagor does hereby grant, bargain, sell, convey, assign, transfer, pledge, set over and confirm unto the Mortgagee, its successors and assigns, forever, and does hereby grant a mortgage lien and security interest to the Mortgagee, its successors and assigns, forever, in and to the tract of land legally described on Exhibit A attached hereto and hereby made a part hereof (hereinafter referred to as the "Land");

    Together with (a) all of the buildings, structures and other improvements now standing or at any time hereafter constructed or placed upon the Land; (b) all heating, plumbing and lighting apparatus, elevators and motors, engines and machinery, electrical equipment, incinerator apparatus, air-conditioning apparatus, water and gas apparatus, pipes, water heaters, refrigerating plant and refrigerators, water softeners, carpets, carpeting, storm windows and doors, window screens, screen doors, storm sash, window shades or blinds, awnings, locks, fences, trees, shrubs, and all other fixtures, equipment and personal property of every kind and nature whatsoever now or hereafter owned by the

Mortgagor and attached or affixed to the Land, including all extensions, additions, improvements, betterments, renewals and replacements of any of the foregoing; (c) all hereditaments, easements, rights, privileges and appurtenances now or hereafter belonging, attached or in any way pertaining to the Land or to any building, structure or improvement now or hereafter located thereon (but specifically excluding any equipment owned by tenants (other than the Mortgagor) occupying space within any improvements to be built upon the Land); (d) the immediate and continuing right to receive and collect all rents, income, issues and profits now due and which may hereafter become due under or by virtue of any lease or agreement (oral or written) for the leasing, subleasing, use or occupancy of all or part of the Land now, heretofore or hereafter made or agreed to by Mortgagor; (e) all of the leases and agreements described in (d) above, together with all guarantees therefor and any renewals or extensions thereof; (f) any and all equipment and furniture now owned or hereafter acquired by Mortgagor and now or hereafter located on or in, or used or intended to be used in connection with, the Land and the buildings and other improvements thereon, (collectively, the "Equipment"); and (g) all insurance and other proceeds of, and all condemnation awards with respect to, the foregoing (all of the foregoing is hereinafter collectively referred to as the "Mortgaged Property").

    The filing of this Mortgage shall constitute a fixture filing in the office where it is filed and a carbon, photographic or other reproduction of this document may also be filed as a financing statement:

Name and Address of Debtor and Record Owner of Real Estate	HEI, Inc. 1495 Steiger Lake Lane Victoria, Minnesota 55386 Federal Tax Identification Number: 41-0944876
Name and Address of Secured Party:	LaSalle Business Credit, Inc. Two Honey Creek Corporate Center 115 South 84th Street, Suite 220 Milwaukee, WI 53214
Description of the Types (or items) of property covered by this financing statement:	See above
Description of real estate to which all or a part of the collateral is attached or upon which it is located:	See Exhibit "A" attached hereto.

    Some of the above described collateral is or is to become fixtures upon or minerals and mineral rights located upon the real estate described on Exhibit "A", and this financing statement is to be filed for record in the public real estate records.

    AND THE MORTGAGOR, for itself, its successors and assigns, does covenant with the Mortgagee, its successors and assigns, that it is lawfully seized of the Mortgaged Property and has good right to sell and convey the same; that the Mortgaged Property is free from all encumbrances except as may be further stated in this Mortgage; that the Mortgagee, its successors and assigns, shall quietly enjoy and possess the Mortgaged Property; and that the Mortgagor will WARRANT AND DEFEND the title to the same against all lawful claims not specifically excepted in this Mortgage.

    PROVIDED, NEVERTHELESS, that if the Mortgagor shall pay the principal balance of the Obligation of Reimbursement in full, plus interest thereon at the rate set forth in the Reimbursement Agreement, as the same changes from time to time and is adjusted in the manner set forth in the Reimbursement Agreement, on the unpaid principal balance, as computed in accordance with the terms and conditions of the Reimbursement Agreement, and any other sums due and owing under the Reimbursement Agreement and shall also pay or cause to be paid all other sums, with interest thereon, as may be advanced by the Mortgagee in accordance with this Mortgage either to protect the lien of this Mortgage, or by way of additional loan or for any other purpose, and shall also keep and perform all and singular the covenants herein, required on the part of the Mortgagor to be kept and performed (the Obligation of Reimbursement and all such sums, together with interest thereon, and such covenants herein collectively referred to as the "Indebtedness Secured Hereby"), then this Mortgage shall be null and void, in which event the Mortgagee will execute and deliver to the Mortgagor in form suitable for recording at Mortgagor's expense a full satisfaction of this Mortgage; otherwise this Mortgage shall remain in full force and effect. The maximum principal amount secured hereby shall be $3,271,997.00.

ARTICLE I.

GENERAL COVENANTS, AGREEMENTS, WARRANTIES

    SECTION 1.1.  PAYMENT OF INDEBTEDNESS; OBSERVANCE OF COVENANTS.  Mortgagor shall duly and punctually pay each and every payment of principal, interest and all prepayment premiums and late charges, if any, which constitutes the Indebtedness Secured Hereby, as and when the same shall become due, and shall duly and punctually perform and observe all of the covenants, agreements and provisions contained herein or in any other instrument given as security for the payment of the Obligation of Reimbursement.

    SECTION 1.2.  MAINTENANCE; REPAIRS.  Subject to the provisions of Section 1.3 hereof, Mortgagor shall keep and maintain the Mortgaged Property in good condition, repair and operating condition free from any waste or misuse, and will comply with all requirements of law, municipal ordinances and regulations, restrictions and covenants affecting the Mortgaged Property and its use, and will promptly repair or restore any building, improvements or structures now or hereafter located on the Land which may become damaged or destroyed to their condition prior to any such damage or destruction. Mortgagor shall not acquiesce in any rezoning classification, modification or restriction affecting the Land, without the prior written consent of the Mortgagee, which consent shall not be unreasonably withheld. Mortgagor shall not vacate or abandon the Mortgaged Property.

    SECTION 1.3.  PAYMENT OF UTILITY CHARGES, TAXES AND ASSESSMENTS.  Mortgagor shall, before any penalty attaches thereto, pay or cause to be paid all charges made for electricity, gas, heat, water, sewer and other utilities furnished or used in connection with the Mortgaged Property, and all taxes, installments of special assessments, levies and encumbrances of every nature heretofore or hereafter assessed against the Mortgaged Property and upon demand will furnish the Mortgagee receipted bills evidencing such payment.

    Nothing in this Section 1.3 shall require the payment or discharge of any obligations imposed upon Mortgagor by this Section so long as Mortgagor shall diligently and in good faith and at its own expense contest the same or the validity thereof by appropriate legal proceedings which shall operate to prevent the collection thereof or other realization thereon and the sale or forfeiture of the Mortgaged Property or any part thereof to satisfy the same; provided, however, that during such contest Mortgagor shall, at the reasonable request of Mortgagee, provide security satisfactory to Mortgagee, assuring the discharge of Mortgagor's obligation under this Section and of any additional charge, penalty or expense arising from or incurred as a result of such contest; and provided further, however, that if at any time payment of any obligation imposed upon Mortgagor by this Section shall become necessary to prevent the delivery of a tax deed conveying the Land or any portion thereof because of nonpayment, then Mortgagor shall pay the same in sufficient time to prevent the delivery of such tax deed.

    SECTION 1.4.  LIENS.  Except for liens and encumbrances, if any, listed on Exhibit B attached hereto or consented to in writing by or granted to Mortgagee ("Permitted Encumbrances"), Mortgagor will keep the Mortgaged Property free from all liens (other than liens for taxes, installments of special assessments and mechanics' liens not yet due and payable) and encumbrances of every nature whatsoever heretofore or hereafter arising and, upon written demand of Mortgagee, Mortgagor will pay and procure the release of any such lien or encumbrances within thirty (30) days of such demand.

    Nothing in this Section 1.4 shall require the payment or discharge of any obligations imposed upon Mortgagor by this Section so long as Mortgagor shall diligently and in good faith and at its own expense contest the same or the validity thereof by appropriate legal proceedings which shall operate to prevent the collection thereof or other realization thereon and the sale or forfeiture of the Mortgaged Property or any part thereof to satisfy the same; provided, however, that during such contest Mortgagor shall, at the reasonable request of Mortgagee, provide security satisfactory to Mortgagee (including, without limitation, an agreement from the title company issuing title insurance with respect to this Mortgage to issue subsequent policies of title insurance "insuring over" such lien or encumbrance), assuring the discharge of Mortgagor's obligation under this Section and of any additional charge, penalty or expense arising from or incurred as a result of such contest; and provided further, however, that if at any time payment of any obligation imposed upon Mortgagor by this Section shall become necessary to prevent the sale or forfeiture of the Land or any portion thereof because of nonpayment, then Mortgagor shall pay the same in sufficient time to prevent such sale or forfeiture.

    SECTION 1.5.  COMPLIANCE WITH LAW.  Mortgagor will promptly comply with all present and future laws, ordinances, rules and regulations of any governmental authority affecting the Mortgaged Property unless the same is being diligently contested by Mortgagor in good faith and by proper proceedings.

    SECTION 1.6.  RIGHT OF MORTGAGEE TO ENTER.  Upon prior reasonable notice during normal business hours, Mortgagor will permit Mortgagee and its agents to enter, and to authorize others to enter, upon any or all of the Land, at any time and from time to time, during normal business hours, to inspect the Mortgaged Property, to perform or observe any covenants, conditions or terms hereunder which Mortgagor shall fail to perform, meet or comply with, or for any other purpose in connection with the protection or preservation of Mortgagee's security, without thereby becoming liable to Mortgagor or any person in possession under the Mortgage.

    SECTION 1.7.  RIGHT OF THE MORTGAGEE TO PERFORM.  If Mortgagor fails to pay all and singular any taxes, assessments, levies or other similar charges or encumbrances heretofore or hereafter assessed against the Mortgaged Property or fails to obtain the release of any lien or encumbrance (other than a Permitted Encumbrance) of any nature heretofore or hereafter arising upon the Mortgaged Property or fails to perform any other covenants and agreements contained in this Mortgage or if any action or proceeding is commenced which adversely affects or questions the title to or possession of the Mortgaged Property or the interest of Mortgagor or Mortgagee therein, then the Mortgagee, at the Mortgagee's option, after delivery of notice to Mortgagor, may perform such covenants and agreements, investigate and defend against such action or proceeding, and take such other action as the Mortgagee deems necessary to protect the Mortgagee's interest. Any amounts disbursed by the Mortgagee pursuant to this Section 1.7, including without limitation court costs and expenses and reasonable attorneys' fees, with interest thereon, shall become additional indebtedness of Mortgagor and shall be secured by this Mortgage. Such amount shall be payable upon written notice from Mortgagee to Mortgagor requesting payment thereof, and shall bear interest from the date of disbursement at a rate equal to five percent (5%) per annum in excess of the "Prime Rate" (as defined in the Reimbursement Agreement), as the same changes from time to time, or, if such rate is illegal or usurious, at the maximum rate then permitted by law. Nothing contained in this Section 1.7 shall require Mortgagee to incur any expense or to do any act or thing hereunder.

    SECTION 1.8.  ASSUMPTION.  Mortgagor shall not sell, assign, transfer, lease, convey, mortgage or otherwise encumber or dispose of either the legal or equitable title or both to all or any portion of the Mortgaged Property or any other interest therein without the prior written consent of Mortgagee.

A sale, transfer, assignment or other disposition of all or any of the shares of stock of Mortgagor shall constitute a sale of the Mortgaged Property for purposes of this Section 1.8.

    SECTION 1.9.  ASSIGNMENT OF RENTS.  Mortgagor does hereby sell, assign and transfer unto Mortgagee (i) the immediate and continuing right to receive and collect all rents, income, issues and profits now due and which may hereafter become due under or by virtue of any lease or agreement (oral or written) for the leasing, subleasing, use or occupancy of all or any part of the Mortgaged Property now, heretofore or hereafter made or agreed to by Mortgagor, and (ii) all of such leases and agreements, together with all guarantees therefor and any renewals or extensions thereof, for the purpose of securing payment of the Indebtedness Secured Hereby.

    Mortgagor does hereby irrevocably appoint Mortgagee its true and lawful attorney in its name, place and stead, with or without taking possession of the Mortgaged Property, to rent, lease, sublease, let or sublet all or any portion of the Mortgaged Property to any party or parties at such rental and upon such terms, as it in its discretion may determine, and to collect all of said avails, rents, income, issues and profits arising from or accruing at any time hereafter under each and all of such leases and agreements, with the same rights and powers and subject to the same immunities, exoneration of liability and rights of recourse and indemnity as Mortgagee would have upon taking possession of the Mortgaged Property.

    Mortgagor represents and agrees that no rent has been or will be paid in advance by any persons in possession of all or any portion of the Mortgaged Property for a period of more than one installment or one month plus a reasonable security deposit and that the payment of none of the rents to accrue for all or any portion of the Mortgaged Property has been or will be waived, released, reduced or discounted, or otherwise discharged or compromised, by Mortgagor. Mortgagor waives any right of setoff against any person in possession of all or any portion of the Mortgaged Property. Mortgagor represents that it has not assigned any of said rents or profits to any third party and agrees that it will not so assign any of said rents or profits without the prior written consent of Mortgagee.

    Nothing contained herein shall be construed as constituting Mortgagee "a mortgagee in possession" in the absence of the taking of actual possession of the Mortgaged Property by Mortgagee. In the exercise of the powers herein granted Mortgagee, no liability shall be asserted or enforced against Mortgagee, all such liability being expressly waived and released by Mortgagor.

    Mortgagor further agrees to assign and transfer to Mortgagee all rents from future leases or sublease upon all or any part of the Mortgaged Property and to execute and deliver, immediately upon request of Mortgagee, such further assurances and assignments in the Mortgaged Property as Mortgagee from time to time shall require.

    Although it is the intention of the parties that this assignment of leases and rents shall be a present assignment, it is expressly understood and agreed that, anything herein contained to the contrary notwithstanding, Mortgagee shall not exercise any of the rights and powers conferred upon it herein unless and until an "Event of Default" (as that term is defined in the Reimbursement Agreement) shall occur and nothing herein contained shall be deemed to affect or impair any rights which Mortgagee may have under the Reimbursement Agreement, the Mortgage or any other document or agreement related hereto or thereto.

    At any time after an Event of Default occurs, Mortgagee, without in any way waiving such default, may:

    At Mortgagee's option without notice to Mortgagor and without regard to the adequacy of the security for the Reimbursement Agreement, either in person or by agent, with or without any action or proceeding, or by a receiver appointed by a court of competent jurisdiction pursuant to Minnesota Statutes, Section 559.17, subd. 2, peaceably take possession of the Mortgaged Property and have, hold, manage, lease, sublease and operate the same as a mortgagee in possession; or

    Mortgagee, without taking possession of the Mortgaged Property, may sue for or otherwise collect and receive all rents, income and profits from the Mortgaged Property to which Mortgagor would otherwise be entitled, including those past due and unpaid with full power to make from time to time all adjustments thereto, as may seem proper to Mortgagee.

    Mortgagee shall not be obligated to perform or discharge, nor does it hereby undertake to perform or discharge, any obligation, duty or liability under any leases, sublease or rental agreements relating to the Mortgaged Property, and Mortgagor shall and does hereby agree to indemnify and hold Mortgagee harmless from and against any and all liability, loss or damage which it may or might incur under any such lease, sublease or agreement or under or by reason of the assignment of the rents thereof and from and against any and all claims and demands whatsoever which may be asserted against it by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in any of such leases, provided that Mortgagor shall not indemnify and hold harmless Mortgagee from any liability, loss or damage resulting from acts or omissions of the Mortgagee which occur on or after the date Mortgagee takes possession of the Mortgaged Property. Should Mortgagee incur any liability, loss or damage by reason of this assignment of leases and rents, or in the defense of any claim or demand, Mortgagor agrees to reimburse Mortgagee for the amount thereof, including costs, expenses and reasonable attorneys' fees, immediately upon demand.

    Mortgagee, or such agent or receiver, in the exercise of the rights and powers conferred upon it by this assignment of leases and rents shall have the full power to use and apply the avails, rents, issues, income and profits of the Mortgaged Property to which Mortgagor would otherwise be entitled to the payment of or on account of the following in the order listed below:

      1.  Reasonable receiver's fees;

      2.  Application of tenant security deposits as required by Minnesota Statutes, Section 504.20;

      3.  Payment, when due, of prior or current real estate taxes or special assessments with respect to the Mortgaged Property, or the periodic escrow for the payment of the taxes or special assessments;

      4.  Payment, when due, of premiums for insurance of the type required by this Mortgage, or the periodic escrow for the payment of the premiums; and

      5.  All expenses for normal maintenance of the Mortgaged Property.

provided, however, that nothing herein shall prohibit the right to reinstate pursuant to Minnesota Statutes, Section 580.30, or the right to redeem granted pursuant to Minnesota Statutes, Sections 580.23 and 581.10.

    Any excess cash remaining after paying the expenses listed in clauses (1.) through (5.) above shall be applied to the payment of the Obligation of Reimbursement and shall be deemed to be credited to the amount required to be paid to effect a reinstatement or redemption or, if the period of redemption ends without redemption, such remaining amounts shall be paid to the purchaser at the foreclosure sale, its successors or assigns.

    Mortgagor does further specifically authorize and instruct each and every present and future lessee, sublessee, tenant or subtenant of the whole or any part of the Mortgaged Property to pay all unpaid rental agreed upon in any lease or sublease to Mortgagee upon receipt of demand from Mortgagee so to pay the same.

    Any tenants, subtenants or other occupants of all or any part of the Mortgaged Property are hereby authorized to recognize the claims of Mortgagee hereunder without investigating the reason for any action taken by Mortgagee, or the validity or the amount of indebtedness owing to Mortgagee, or upon the occurrence or existence of any Event of Default, or the application to be made by Mortgagee of any amounts to be paid to Mortgagee. The sole signature of any officer or attorney of Mortgagee shall be sufficient for the exercise of any rights under this assignment of leases and rents and the sole receipt of Mortgagee for any sums received by such tenants, subtenants or other occupants shall be a full discharge and release therefor. Checks for all or any part of the rentals collected under this assignment of leases and rents shall be drawn to the exclusive order of Mortgagee.

    SECTION 1.10.  FURTHER ASSURANCES.  At any time and from time to time, upon request by Mortgagee, Mortgagor will make, execute and deliver or cause to be made, executed and delivered, to Mortgagee, any and all other further instruments, certificates and other documents as may, in the reasonable opinion of Mortgagee, be necessary or desirable in order to effectuate, complete or perfect, or to continue and preserve, the obligations of the Mortgagor hereunder and under the other Borrower Documents (as that term is defined in the Reimbursement Agreement) and the mortgage and security interest granted by this Mortgage. Upon any failure by Mortgagor so to do, Mortgagee may make, execute and record any and all such instruments, certificates and documents for and in the name of Mortgagor and Mortgagor hereby irrevocably appoints Mortgagee its agent and attorney in fact of Mortgagor so to do.

    SECTION 1.11.  EXPENSES.  Mortgagor will pay or reimburse Mortgagee for all reasonable attorneys' fees, costs and expenses incurred by Mortgagee in any legal proceeding or dispute of any kind in which Mortgagee is made a party, or appears as party plaintiff or defendant, affecting the Indebtedness Secured Hereby, this Mortgage, the interest created herein or the Mortgaged Property, including but not limited to the exercise of the power of sale set forth in this Mortgage, any condemnation action involving the Mortgaged Property or any action to protect the security hereof and any such amounts paid by Mortgagee shall be added to the indebtedness secured by this Mortgage. To the extent deemed practicable by Mortgagee and in the event the interests of Mortgagor and Mortgagee in connection with such proceeding or dispute are not adverse, Mortgagee shall cooperate with Mortgagor in an effort to prevent duplication of costs incurred by Mortgagor and Mortgagee in connection with such proceeding or dispute.

    SECTION 1.12.  BOOKS AND RECORDS; FINANCIAL STATEMENTS.  Mortgagor will keep and maintain full, true and accurate books of account adequate to reflect correctly the results of the operation of the Mortgaged Property, all of which books and records relating thereto shall be open to inspection by Mortgagee or its representative during normal business hours.

    SECTION 1.13.  HAZARDOUS SUBSTANCES.  Mortgagor warrants, covenants and represents that there does not exist in or under the Mortgaged Property any pollutant, toxic or hazardous waste or substance, or any other material the release or disposal of which is regulated by any law, regulation, ordinance or code related to pollution or environmental contamination, and, that no part of the Mortgaged Property was ever used for any industrial or manufacturing purpose or as a dump, sanitary landfill, or gasoline service station, and that there exists on the Mortgaged Property no electrical transformers or other equipment containing PCBs or material amounts of asbestos. Mortgagor represents that, other than the Environmental Reports, it has received no summons, citations, directives, letters or other communications, written or oral, from any federal, state or local agency or department concerning the storing, releasing, pumping, pouring, emitting, emptying or dumping of any pollutant, toxic or hazardous waste or substance on the Mortgaged Property.

    Mortgagor covenants and agrees that it shall not, nor shall it permit others to, use the Mortgaged Property for the business of generating, transporting, storing, treating or disposing of any pollutant, toxic or hazardous waste or substance, nor shall it either take or fail to take any action which may result in a release of any hazardous substance from or onto the Mortgaged Property.

    Mortgagor agrees to indemnify and to hold Mortgagee harmless from any and all claims, causes of action, damages, penalties, and costs (including, but not limited to, attorneys' fees, consultants' fees and related expenses) which may be asserted against, or incurred by, Mortgagee resulting from or due to release of any hazardous substance or waste on the Mortgaged Property or arising out of any injury to human health or the environment by reason of the condition of or past activity upon the Mortgaged Property. Mortgagor's duty to indemnify and hold harmless includes, but is not limited to proceedings or actions commenced by any person (including, but not limited to, any federal, state, or local governmental agency or entity) before any court or administrative agency. Mortgagor further agrees that pursuant to its duty to indemnify under this section, Mortgagor shall indemnify Mortgagee against all expenses incurred by Mortgagee as they become due and not waiting for the ultimate outcome of the litigation or administrative proceeding. Mortgagor's obligations to indemnify and hold Mortgagee harmless hereunder shall survive repayment of the Indebtedness Secured Hereby and satisfaction or foreclosure of this Mortgage.

    Mortgagee, or any authorized agent or representative of Mortgagee is irrevocably authorized to enter upon the Mortgaged Property at any time and from time to time during the term of this Mortgage for the purpose of performing inspections, taking soil borings or other borings, or conducting any other tests or procedures on, in or about the Mortgaged Property, as Mortgagee deems necessary or appropriate to determine whether any hazardous or toxic substances, including without limitation asbestos or PCBs, are present on, under or about the Mortgaged Property.

ARTICLE II.

INSURANCE, CONDEMNATION AND USE OF PROCEEDS

    SECTION 2.1.  INSURANCE.  Mortgagor shall keep the buildings, structures, fixtures and other improvements now existing or hereafter erected on the Land, insured against loss by fire, vandalism and malicious mischief, perils of extended coverage, and such other hazards, casualties and contingencies as may be reasonably specified by Mortgagee, in an amount not less than the replacement cost. All insurance shall be carried in companies licensed to do business in the State of Minnesota and approved by Mortgagee and the policies and renewals thereof shall (i) contain a waiver of defense based on coinsurance, (ii) be constantly assigned and pledged to and held by Mortgagee as additional security for the Indebtedness Secured Hereby, (iii) have attached thereto loss-payable clauses in favor of and in form acceptable to Mortgagee, and (iv) provide that Mortgagee shall receive at least thirty (30) days' prior written notice of cancellation or any substantial modification of the policy. In default thereof, Mortgagee may effect any insurance required to be maintained by Mortgagor pursuant to this Section 2.1 and the amount paid therefor shall become immediately due and payable with interest at a rate equal to five percent (5%) per annum in excess of the Prime Rate, as the same changes from time to time, or, if such rate is illegal or usurious, at the maximum rate permitted by law, and shall be secured by this Mortgage. In the event of loss or damage to the Mortgaged Property, Mortgagor will give immediate written notice thereof to Mortgagee, who may make proof of loss or damage if not made promptly by Mortgagor. Mortgagor hereby authorizes Mortgagee to settle and compromise all claims on such policies and hereby authorizes and directs each insurance company concerned to make payment for any such loss to Mortgagor and Mortgagee jointly. In the event of foreclosure of this Mortgage, all right, title and interest of Mortgagor in and to any property insurance policies then in force shall pass to the purchaser at the foreclosure sale. Mortgagor shall also maintain such insurance (including, without limitation, liability insurance), in such form and amount, as may reasonably be, specified by Mortgagee.

    SECTION 2.2.  CONDEMNATION.  Mortgagor shall give Mortgagee immediate written notice of the actual or threatened commencement of any proceedings under condemnation or eminent domain affecting all or any part of the Mortgaged Property or any easement therein or appurtenance thereof. If all or any part of the Mortgaged Property is damaged, taken or acquired, either temporarily or permanently, in any condemnation proceeding, or by exercise of the right of eminent domain, the amount of any award or other payment for such taking, acquisition or damages made in consideration thereof, to the extent of the full amount of the remaining unpaid indebtedness secured by this instrument, is hereby assigned to Mortgagee, who is empowered to collect and receive the same and to give proper receipts therefor in the name of Mortgagor and the same shall be paid forthwith to Mortgagee, to be applied to the Indebtedness Secured Hereby, and any excess shall be paid to Mortgagor.

    SECTION 2.3.  MORTGAGOR TO REPAIR, REPLACE, REBUILD OR RESTORE.  If any Indebtedness Secured Hereby is outstanding when all or any part of the Mortgaged Property is destroyed or damaged, unless the Mortgagee elects, at its option, which option is hereby irrevocably granted by the Mortgagor to the Mortgagee, to deposit such proceeds in the cash collateral account established pursuant to the terms of the Reimbursement Agreement, to be applied pursuant to the terms of the Reimbursement Agreement:

      (1) Mortgagor shall either deposit such proceeds in the cash collateral account established pursuant to the terms of the Reimbursement Agreement, to be applied pursuant to the terms of the Reimbursement Agreement, or proceed promptly, subject to the provisions of subsection (2) of this Section 2.3, to replace, repair, rebuild and restore the Mortgaged Property to substantially the same condition as existed before the taking or event causing the damage or destruction;

      (2) All proceeds of any insurance claim shall be paid directly to Mortgagee. If Mortgagee has elected to allow Mortgagor to use such insurance proceeds for rebuilding and restoration, and so long as no Event of Default has occurred, Mortgagee shall apply the proceeds, less such sum, if any, required for payment of all expenses incurred in collecting the same ("Net Proceeds"), to payment of the costs of repair, replacement, rebuilding or restoration of the Mortgaged Property upon compliance with such construction and disbursement terms as Mortgagee may deem reasonably necessary, including deposit by Mortgagor with Mortgagee of such funds of Mortgagor as may be required to insure payment of all costs of rebuilding, restoration, repair or replacement. If such deposit is not made when requested by Mortgagee, or if an Event of Default occurs while Mortgagee is retaining the Net Proceeds, Mortgagee may apply the Net Proceeds to the Indebtedness Secured Hereby or direct Mortgagor to apply such proceeds to the redemption of Bonds. The balance of the Net Proceeds remaining after payment of all costs of any repair, rebuilding, replacement or restoration of the Mortgaged Property shall be applied to the redemption of Bonds or as a payment of the Indebtedness Secured Hereby; and

      (3) Mortgagor shall not, by reason of the payment of any costs of repair, rebuilding, replacement or restoration, be entitled to any reimbursement from Mortgagee or any abatement or diminution of the amounts payable on the Bonds or any Indebtedness Secured Hereby.

ARTICLE III.

REMEDIES

    SECTION 3.1.  REMEDIES.  Upon the occurrence of an Event of Default or at any time thereafter, the Mortgagee may, at its option, exercise any and all of the following rights and remedies (and any other rights and remedies available to it under applicable law or any document related hereto):

      (1) the Mortgagee may, without notice to the Mortgagor, declare immediately due and payable all Indebtedness Secured Hereby and the same shall thereupon be immediately due and payable;

      (2) the Mortgagee may foreclose this Mortgage by action or (to the extent permitted by Minnesota law) advertisement upon written notice thereof to the Mortgagor, and the Mortgagor hereby authorizes the Mortgagee to do so, power being herein expressly granted to sell the Mortgaged Property at public auction without any prior hearing thereof and to convey the same to the purchaser, in fee simple, pursuant to the statutes of Minnesota in such case made and provided and, out of the proceeds arising from such sale, to pay all Indebtedness Secured Hereby with interest, and all legal costs and charges of such foreclosure and the maximum attorney's fees permitted by law, which costs, charges and fees the Mortgagor herein agrees to pay, and to pay the surplus, if any, to the Mortgagor, its successors or assigns; and

      (3) the Mortgagee may exercise any of the remedies made available to a secured party under the Uniform Commercial Code in effect in the State of Minnesota, or other applicable law, with respect to any of the Mortgaged Property which constitutes personal property, including without limitation the right to take possession thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which Mortgagor hereby waives), and the right to sell, lease or otherwise dispose of or use any or all of such personal property. Mortgagee may require Mortgagor to assemble such personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both Mortgagor and Mortgagee. If notice to Mortgagor of any intended disposition of any of the Mortgaged Property constituting personal property or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 4.3 hereof) at least ten (10) calendar days prior to the date of intended disposition or other action.

    In the event of a sale under this Mortgage, whether by virtue of judicial proceedings or otherwise, the Mortgaged Property may, at the option of the Mortgagee, be sold as one parcel and as an entirety or in such parcels, manner and order as the Mortgagee in its sole discretion may elect.

    SECTION 3.2.  PURCHASE OF MORTGAGED PROPERTY.  In case of any sale of the Mortgaged Property pursuant to any judgment or decree of any court or otherwise in connection with the enforcement of any of the terms of this Mortgage, the Mortgagee, its successors and assigns, may become the purchaser, and for the purpose of making settlement for or payment of the purchase price, shall be entitled to turn in and use the Obligation of Reimbursement and any claims for interest and late charges matured and unpaid thereon, together with any other Indebtedness Secured Hereby, if any, in order that there may be credited as paid on the purchase price the sum, or any part thereof, then due on the Obligation of Reimbursement, including principal thereof and interest and late charges, if any, thereon, and any other Indebtedness Secured Hereby.

ARTICLE IV.

MISCELLANEOUS

    SECTION 4.1.  SUCCESSORS AND ASSIGNS.  The covenants and agreements herein contained shall bind, and the rights hereunder shall inure to, the respective successors and assigns of the Mortgagor and the Mortgagee, including among the Mortgagor's assigns any purchasers or transferees of the Mortgaged Property.

    SECTION 4.2.  NOTICES.  Any notice, request, demand or other communication permitted or required hereunder shall be deemed duly given if delivered or mailed postage prepaid, certified or registered, addressed to the last known address of such party.

    SECTION 4.3.  HEADINGS.  The headings of the sections contained herein are for convenience only and are not to be construed to be a part of or limit or affect the terms hereof.

    IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed and delivered to the Mortgagee as of the day and year first above written.

HEI, INC.
/s/ ANTHONY J. FANT By: Anthony J. Fant Its: Chairman and CEO

STATE OF MINNESOTA	)
) ss
COUNTY OF HENNEPIN	)

    The foregoing instrument was acknowledged before me this 27th day of July, 2000, by Anthony J. Fant, the Chairman and CEO of HEI, Inc., a Minnesota corporation, for and on behalf of said corporation.

[SEAL]

/s/ JAMES W. DIERKING Notary Public

EXHIBIT A

    (Legal Description)

    Lot Two (2), Block One (1), Point Victoria, according to the plat thereof on file or of record in the office of the Registrar of Titles, Carver County, Minnesota.

EXHIBIT B

    (Permitted Encumbrances)

1.
General and special real estate taxes and assessments not yet due and payable.

2.
Rights or claims of tenants, as tenants only, in possession under unrecorded leases.

3.
Easement for utilities and drainage as shown on the recorded plat.

QuickLinks

MORTGAGE, SECURITY AGREEMENT, FIXTURE FINANCING STATEMENT AND ASSIGNMENT OF LEASES AND RENTS
ARTICLE I. GENERAL COVENANTS, AGREEMENTS, WARRANTIES
ARTICLE II. INSURANCE, CONDEMNATION AND USE OF PROCEEDS
ARTICLE III. REMEDIES
ARTICLE IV. MISCELLANEOUS
EXHIBIT A
EXHIBIT B